                                 SCHEDULE 14A
                                (Rule 14a-101)

                   INFORMATION REQUIRED IN PROXY STATEMENT

                           SCHEDULE 14A INFORMATION
               Proxy Statement Pursuant to Section 14(a) of the
                       Securities Exchange Act of 1934

    Filed by the registrant [X]

    Filed by a party other than the registrant [ ]

    Check the appropriate box:

    [ ] Preliminary proxy statement

    [X] Definitive proxy statement

    [ ] Definitive additional materials

    [ ] Soliciting material pursuant to Section 240-14a-11(c) or
        Section 240.14a-12


                             TriMas Corp.
- -------------------------------------------------------------------------------
           (Name of registrant as specified in its charter)


                             TriMas Corp.
- -------------------------------------------------------------------------------
               (Name of Person(s) Filing Proxy Statement)


Payment of filing fee (Check the appropriate box):

    [X] $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(i)(2).

    [ ] $500 per each party to the controversy pursuant to Exchange Act
        Rules 14a-6(i)(3).

    [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transactions applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------


    [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

    (1) Amount previously paid:

        ------------------------------------------------------------------------

    (2) Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

    (3) Filing party:

        ------------------------------------------------------------------------

    (4) Date filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                          315 East Eisenhower Parkway
                           Ann Arbor, Michigan 48108

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

To the Stockholders of TriMas Corporation:

The Annual Meeting of Stockholders of TriMas Corporation will be held at the Ann Arbor Hilton, 610 Hilton Boulevard, Ann Arbor, Michigan 48108, on Tuesday, May 10, 1994 at 11:00 A.M., Eastern daylight time. The purposes of the meeting, which are set forth in detail in the accompanying Proxy Statement, are:

     1. To elect two Class III Directors; and

     2. To transact such other business as may properly come before the meeting.

The Board of Directors has fixed the close of business on March 18, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting and at any adjournment thereof.

Your attention is called to the accompanying Proxy Statement and Proxy. Whether or not you plan to be present at the meeting, you are requested to sign and return the Proxy in the enclosed envelope to which no postage need be affixed if mailed in the United States. Your prompt attention will be appreciated. Prior to being voted, the Proxy may be withdrawn in the manner specified in the Proxy Statement.

                                          By Order of the Board of Directors

                                          /s/ Eugene A. Gargaro Jr.

                                          EUGENE A. GARGARO, JR., Secretary

                                          April 8, 1994

                                PROXY STATEMENT

                     TO BE MAILED ON OR ABOUT APRIL 8, 1994

                       ANNUAL MEETING OF STOCKHOLDERS OF

                               TRIMAS CORPORATION

                                  MAY 10, 1994

                              GENERAL INFORMATION

The solicitation of the enclosed Proxy is made by the Board of Directors of TriMas Corporation for use at the Annual Meeting of Stockholders of the Company to be held at the Ann Arbor Hilton, 610 Hilton Boulevard, Ann Arbor, Michigan 48108, on Tuesday, May 10, 1994 at 11:00 A.M., Eastern daylight time, and at any adjournment thereof.

The expense of this solicitation will be borne by the Company. Solicitation will be by use of the mails, and executive officers and other employees of the Company may solicit Proxies, without extra compensation, personally and by telephone and other means of communication. The Company will also reimburse brokers and other persons holding Company Common Stock in their names or in the names of their nominees for their reasonable expenses in forwarding Proxies and Proxy materials to beneficial owners.

Stockholders of record as of the close of business on March 18, 1994 will be entitled to vote at the meeting. Each share of outstanding Company Common Stock is entitled to one vote. As of March 18, 1994, there were 36,536,346 shares of Company Common Stock, $.01 par value, outstanding and entitled to vote. The Company has been advised that Masco Corporation, MascoTech, Inc. and Directors and executive officers of the Company hold in the aggregate approximately 57 percent of Company Common Stock and intend to vote their shares in favor of the nominees and in accordance with the recommendations of the Company's Board of Directors.

The shares represented by the Proxy will be voted as instructed if received in time for the meeting. Any person signing and mailing the Proxy may, nevertheless, revoke it at any time before it is exercised by written notice to the Company (Attention: Eugene A. Gargaro, Jr., Secretary) at its executive offices at 315 East Eisenhower Parkway, Ann Arbor, Michigan 48108, or at the Annual Meeting.

                             ELECTION OF DIRECTORS

Two Directors, constituting one-third of the Board of Directors, are to be elected at the meeting. The nominees, if elected, will serve as Class III Directors for a term expiring at the 1997 Annual Meeting or until their respective successors are elected and qualified. The Class I and Class II Directors will continue in office for their respective terms. The Board of Directors proposes the re-election of Eugene A. Gargaro, Jr. and Helmut F. Stern to serve as Class III Directors and intends that the persons named as proxies in the Proxy will vote the shares represented by each Proxy for the election as Directors of such nominees unless a contrary direction is indicated. If prior to the meeting either nominee is unable or unwilling to serve as a Director, which the Board of Directors does not expect, the persons named as proxies will vote for such alternate nominee, if any, as may be recommended by the Board of Directors.

Presence in person or by proxy of holders of a majority of outstanding shares of Company Common Stock will constitute a quorum at the meeting. Broker non-votes and abstentions do not affect the determination of whether a quorum is present. Assuming a quorum is present, Directors are elected by a plurality of the votes cast by the holders of Company Common Stock. The two individuals who receive the largest number of votes cast are elected as Directors; therefore, any shares not voted (whether due to abstention or broker non-vote) do not affect the election of Directors.

Information concerning the nominees and other Directors is set forth below.

                                                                                      SHARES OF
                                                                                       COMPANY
                                                                                     COMMON STOCK
                    NAME, AGE, PRINCIPAL                        HAS SERVED AS A      BENEFICIALLY
                OCCUPATION AND DIRECTORSHIPS                      DIRECTOR OF        OWNED AS OF
           OF OTHER PUBLICLY REGISTERED COMPANIES              THE COMPANY SINCE    APRIL 1, 1994
- ------------------------------------------------------------   -----------------    --------------
     CLASS I (TERM TO EXPIRE AT 1995 ANNUAL MEETING)

Brian P. Campbell, 53                                                 1986             1,320,216
  President of the Company

John A. Morgan, 63                                                    1989                 8,000
  Partner, Morgan Lewis Githens & Ahn, investment bankers;
  Director of FlightSafety International, Inc., Masco
  Corporation, MascoTech, Inc. and McDermott International,
  Inc.

     CLASS II (TERM TO EXPIRE AT 1996 ANNUAL MEETING)

Richard A. Manoogian, 57                                              1986             1,801,852
  Chairman of the Board of the Company, Chairman of the
  Board and Chief Executive Officer of Masco Corporation and
  MascoTech Inc.; Director of NBD Bancorp, Inc.

Herbert S. Amster, 59                                                 1989                20,000
  Independent consultant; Director of Jacobson Stores Inc.

     CLASS III (NOMINEES FOR TERM TO EXPIRE AT 1997 ANNUAL
       MEETING)

Eugene A. Gargaro, Jr., 52                                            1989                55,572
  Vice President and Secretary of Masco Corporation;
  Director of MascoTech Inc.

Helmut F. Stern, 74                                                   1989               320,000
  President, Arcanum Corporation, a private research
  and development company

For further information concerning beneficial ownership, see "Security Ownership of Management and Certain Beneficial Owners". For further information concerning MascoTech, Inc. and Masco Corporation, see "Certain Relationships and Related Transactions".

Messrs. Campbell, Manoogian, Morgan and Stern have been engaged during the past five years in the occupations listed in the preceding table. Mr. Gargaro was a partner in the law firm of Dykema Gossett until he became a Vice President and Secretary of Masco Corporation in October, 1993. Mr. Amster was one of the founders in 1983 of Irwin Magnetic Systems, Inc., a producer and supplier of minicartridge magnetic tape drive systems for use with microcomputers. He served as its Chairman of the Board from April, 1985 until it was acquired by Cipher Data Products, Inc. in April, 1989, at which time he served as Senior Vice President of Cipher Data Products, Inc. until August, 1990.

The Board of Directors held seven meetings during 1993. Each Director (other than Messrs. Manoogian and Campbell, who are also Company employees) receives an annual fee of $21,000 and $750 for each Board of Directors meeting (and committee meeting if not held on a date on which the entire Board holds a meeting) which the Director physically attends. The Audit Committee of the Board of Directors, consisting of Messrs. Amster, Morgan and Stern, held two meetings during 1993. It reviews and acts or reports to the Board with respect to various auditing and accounting matters, including the selection and fees of the Company's independent accountants, the scope of audit procedures, the Company's internal audit program and results, the nature of services to be performed by the independent accountants and the Company's accounting practices. The Compensation Committee of the Board of Directors, consisting of Messrs. Gargaro, Morgan and Stern, held four meetings during 1993. It establishes and monitors executive compensation and administers and determines awards and options granted under the Company's stock incentive and stock option plans. See "Compensation Committee Report on Executive Compensation". The Board of Directors has not established a separate committee of its members to nominate candidates for election as Directors.

                        SECURITY OWNERSHIP OF MANAGEMENT
                         AND CERTAIN BENEFICIAL OWNERS

The following table sets forth information concerning beneficial ownership of Company Common Stock as of April 1, 1994, by (i) all persons known by the Company to be the beneficial owners of five percent or more of Company Common Stock, (ii) each of the Directors, (iii) each of the executive officers, and
(iv) the Directors and executive officers of the Company as a group.

                                                            SHARES OF        PERCENTAGE
                                                             COMPANY             OF
                                                             COMMON           COMPANY
                                                              STOCK         COMMON STOCK
                                                           BENEFICIALLY     BENEFICIALLY
                        NAME AND ADDRESS                      OWNED            OWNED
        ------------------------------------------------   -----------      ------------
        MascoTech, Inc.
          21001 Van Born Road
          Taylor, Michigan 48180                            15,551,109          42.5%

        Masco Corporation
          21001 Van Born Road
          Taylor, Michigan 48180                             1,933,708           5.3%

        Herbert S. Amster                                       20,000             *

        Brian P. Campbell                                    1,320,216           3.6%

        Peter C. DeChants                                       39,540             *

        Eugene A. Gargaro, Jr.                                  55,572             *

        Richard A. Manoogian                                 1,801,852           4.9%

        William E. Meyers                                       56,580             *

        John A. Morgan                                           8,000             *

        Helmut F. Stern                                        320,000             *

        All eight Directors and executive officers of
          the Company as a group (excluding subsidiary,
          divisional and group executives)                   3,619,760           9.8%

- -------------------------
* Less than one percent

Information regarding Company Common Stock owned by Messrs. Manoogian and Gargaro and all Directors and executive officers of the Company as a group includes in each case 2,000 shares owned by a charitable foundation, of which Messrs. Manoogian and Gargaro are Directors. Shares owned by Mr. Manoogian and by all Directors and executive officers of the Company as a group include 31,008 shares owned by a charitable foundation, of which Mr. Manoogian is a Director. Shares owned by Mr. Gargaro and all Directors and executive officers of the Company as a group include 288 shares owned by a charitable foundation of which Mr. Gargaro is a Director, and 3,284 shares held by trusts of which Mr. Gargaro is a trustee. The Directors of the foundations and the trustees exercise voting and investment power with respect to Company Common Stock owned by the foundations and trusts, but Messrs. Manoogian and Gargaro disclaim beneficial ownership of such shares. The table also includes 110,000 shares for Mr. Campbell, 12,000 shares for Mr. Meyers, 12,000 shares for Mr. DeChants and 134,000 shares for all Directors and executive officers of the Company as a group issuable under stock options to the extent such options are exercisable prior to May 31, 1994, as well as unvested shares held under the Company's 1988 Restricted Stock Incentive Plan described under "Compensation of Executive Officers" (135,130 shares for Mr. Campbell, 26,828 shares for Mr. Meyers, 21,008 shares for Mr. DeChants and 182,966 shares for all Directors and executive officers of the Company as a group). Except for shares owned by the foundations and trusts, shares issuable upon exercise of options, and the unvested and restricted shares referred to above, shares are owned with sole voting and investment power. Mr. Manoogian, Mr. Campbell, MascoTech, Inc. and Masco Corporation may each be deemed a controlling person of the Company by reason of their respective ownership of shares of the Company's Common Stock, Mr. Manoogian's and Mr. Campbell's positions as Directors and executive officers of the Company and the other matters described under "Certain Relationships and Related Transactions".

Section 16(a) of the Securities Exchange Act of 1934, as amended, requires the Company's Directors, officers and persons who beneficially own more than ten percent of Company Common Stock to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Copies of such Section 16(a) forms must also be furnished to the Company. Based solely on the copies of such forms furnished to the Company, or written representations that no Forms 5 were required, the Company believes that during 1993 there was compliance with all such Section 16(a) filing requirements. Under current SEC regulations the Company must state in this Proxy Statement that Mr. Campbell reported late a charitable gift he made in 1990 of a small number of shares.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

Compensation Philosophy. The overall focus of TriMas Corporation's compensation program is to enhance shareholder value through attainment of the Company's strategic goals. The executive compensation program is intended to motivate executives by rewarding them for achieving results and, therefore, a significant portion of the total compensation to Company executives is "at risk".

The Compensation Committee of the Board of Directors is composed entirely of outside directors and is responsible for establishing and monitoring executive compensation. The Committee has a subjective approach to compensation and consequently uses its discretion to set executive compensation at levels warranted in its judgment by both external and internal circumstances.

Although the Committee considers a variety of factors when it establishes compensation, it does not weight them or utilize them in formulas. In general, the relevant factors considered by the Committee are the Company's operating and financial performance (both relative to internal criteria and to the performance of comparable companies); the performance, responsibilities and tenure of individual executives; the competitive environment for skilled executive talent; and general economic conditions and outlook.

The objectives of the Company's executive compensation program are to:

          - Support the achievement of desired Company performance by ensuring that an appropriate relationship exists between executive compensation and the creation of long-term shareholder value.

          - Provide compensation that will motivate, attract and retain superior management talent and reward performance.

          - Align the executive officers' interests with the success of the Company by placing a significant portion of their compensation "at risk".

Executive Officer Compensation Program. The Company's executive officer compensation program is comprised of base salary, annual cash incentive compensation, and long-term incentive compensation in the form of stock options and restricted stock awards. The Compensation Committee reviews the Company's annual and long-term goals when considering compensation of executive officers, but compensation decisions are a function of the Compensation Committee's discretionary judgment rather than the application of plan formulas.

The Compensation Committee has reviewed the new provisions of Internal Revenue Code Section 162(m) relating to the deductibility of executive compensation. Although these provisions are not expected to apply to the Company in the near term, the Compensation Committee will consider these provisions when it reviews the Company's compensation practices for its executive officers.

Base Salary. In determining base salaries, the Committee takes into account individual experience and contributions to the Company's performance, as well as specific issues particular to the Company.

Annual Incentive Compensation. The purpose of the Company's annual incentive compensation program is to provide a direct financial incentive in the form of an annual cash bonus to executive officers to achieve the Company's annual goals and long-term growth and performance.

Stock Option and Restricted Stock Award Program. The stock option and restricted stock award program is the Company's long-term incentive plan for executive officers and key managers. The objectives of the program are to align executive and shareholder long-term interests by creating a strong and direct relationship between executive compensation and shareholder returns. The Committee strongly believes that by providing those individuals who have substantial responsibility for the management and growth of the Company, and the maximizing of shareholder returns, with an opportunity to increase their ownership of Company Common Stock, the best interests of shareholders and executives will be more closely aligned. The Company's stock options and restricted stock awards vest over periods of eight and ten years which increases the long-term aspect of these awards. The Committee considers the history of awards previously granted in determining new grants. As a result of the Company's extended vesting schedule, the dollar value of these stock-based incentives can appreciate to substantial amounts since there is a longer time period for the Company's stock price to appreciate. Many other companies have a shorter vesting schedule which enables individuals to receive their incentives in a shorter time period.

Discussion of 1993 Executive Officer Compensation. In considering changes in compensation of executive officers for 1993, the Committee has reviewed compensation levels and both Company and individual performances within the framework of the Company's compensation philosophy, as well as the Company's financial performance during the year as described above. In addition, based on the factors described above, during 1993 the Compensation Committee established the Supplemental Executive Retirement and Disability Plan described below under "Pension Plan."

Mr. Manoogian, who serves as the Chairman of the Board and is active in Company affairs, is not a full-time employee of the Company. This is reflected in the level of Mr. Manoogian's cash compensation, as well as in the responsibilities and compensation of Mr. Campbell. Mr. Manoogian has not participated in the stock option and restricted stock award program or the Company's retirement or other benefit programs.

                                          Eugene A. Gargaro, Jr., Chairman
                                          John A. Morgan
                                          Helmut F. Stern

                       COMPENSATION OF EXECUTIVE OFFICERS

SUMMARY COMPENSATION TABLE

The following table summarizes the annual and long-term compensation of the Company's executive officers for 1993, 1992 and 1991.

                                                                    LONG-TERM COMPENSATION
                                                                    -----------------------
                                                                            AWARDS
                                                                    -----------------------
                                       ANNUAL COMPENSATION          RESTRICTED   SECURITIES
                                 -------------------------------      STOCK      UNDERLYING       ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR      SALARY        BONUS      AWARDS(1)     OPTIONS      COMPENSATION(2)
- -------------------------------- -----    ---------    ---------    ---------    ----------    ---------------
Richard A. Manoogian              1993    $ 100,000         0            0            0                0
  Chairman of the Board           1992      100,000         0            0            0                0
                                  1991      100,000         0            0            0                *
Brian P. Campbell                 1993      436,000    $ 245,000    $ 204,000         0           $  16,000
  President                       1992      410,000      225,000      119,000         0              15,000
                                  1991      396,000      212,000      127,000      100,000             *
William E. Meyers                 1993      152,000       70,000       58,000         0              10,000
  Vice President - Controller     1992      142,000       58,000       41,000         0               9,000
                                  1991      131,000       48,000       41,000       40,000             *
Peter C. DeChants                 1993      148,000       55,000       44,000         0              10,000
  Vice President - Treasurer      1992      140,000       40,000       20,000         0               9,000
                                  1991      132,000       32,000       41,000       40,000             *

- -------------------------

 * In accordance with the transitional provisions applicable to the rules on executive officer compensation disclosure adopted by the Securities and Exchange Commission, amounts shown under "All Other Compensation" are excluded for 1991.

(1) This column sets forth the dollar value as of the date of grant of awards of restricted stock made in 1993, 1992 and 1991 under the Company's 1988 Restricted Stock Incentive Plan. Restricted stock awards granted to date vest over a period of ten years from the date of grant with ten percent of each award vesting annually. In general, vesting is contingent on a continuing employment or consulting relationship with the Company. Mr. Manoogian has not participated in this plan. The following number of shares were awarded to the participating executive officers in 1993: Mr.
    Campbell -- 14,000 shares; Mr. Meyers -- 4,000 shares; and Mr.
    DeChants -- 3,000 shares. As of December 31, 1993, the aggregate number and market value of restricted shares of Company Common Stock held by the participating executive officers were: Mr. Campbell -- 129,394 shares valued at $3,154,000; Mr. Meyers -- 24,630 shares valued at $600,000; and Mr.
    DeChants -- 18,952 shares valued at $462,000. Recipients of restricted stock awards have the right to receive dividends on unvested shares.

(2) This column reflects contributions to the Company's Profit Sharing Plan for the accounts of the executive officers. Profit sharing accounts are subject to five-year vesting requirements.

OPTION YEAR-END VALUE TABLE

The following table sets forth information concerning the value at December 31, 1993 of unexercised options held by each executive officer. Options vest over a period of eight years from the date of grant and expire ten years from the date of grant. In general, vesting is contingent on a continuing employment or consulting relationship with the Company. The value of unexercised options reflects the increase in market value of Company Common Stock from the date of grant through December 31, 1993 (when the closing price of Company Common Stock was $24 3/8 per share).

Value actually realized upon exercise by the executive officers will depend on the value of Company Common Stock at the time of exercise.

                                                        DECEMBER 31, 1993 OPTION VALUE
                                        ---------------------------------------------------------------
                                                  NUMBER OF                   VALUE OF UNEXERCISED
                                           UNEXERCISED OPTIONS AT             IN-THE-MONEY OPTIONS
                                              DECEMBER 31, 1993               AT DECEMBER 31, 1993
                                        -----------------------------     -----------------------------
                NAME                    UNEXERCISABLE     EXERCISABLE     UNEXERCISABLE     EXERCISABLE
               -----                    -------------     -----------     -------------     -----------
Richard A. Manoogian                        0                 0                0                 0
Brian P. Campbell                          160,000          100,000        $ 2,590,000      $ 1,660,000
William E. Meyers                           32,000            8,000            496,000          124,000
Peter C. DeChants                           32,000            8,000            496,000          124,000

PENSION PLAN

The executive officers other than Mr. Manoogian participate in a Pension Plan maintained by the Company for certain of its salaried employees. The following table shows estimated annual retirement benefits payable for life at age 65 for various levels of compensation and service under the Pension Plan.

                               PENSION PLAN TABLE

                                                             YEARS OF SERVICE(1)
                     ----------------------------------------------------------------------------------------------------
REMUNERATION(2)             5                    10                   15                   20                   25
- ----------------     ----------------     ----------------     ----------------     ----------------     ----------------
    $100,000                 $  5,645             $ 11,290             $ 16,935             $ 22,580             $ 28,225
     200,000                   11,290               22,580               33,870               45,161               56,451
     300,000                   16,935               33,870               50,806               67,741               84,676
     400,000                   22,580               45,161               67,741               90,321              112,902
     500,000                   28,225               56,451               84,676              112,902              118,800
     600,000                   33,870               67,741              101,611              118,800              118,800


REMUNERATION(2)          30
- ----------------  ----------------
    $100,000              $ 33,870
     200,000                67,741
     300,000               101,611
     400,000               118,800
     500,000               118,800
     600,000               118,800

- -------------------------

(1) The Pension Plan provides for credited service and common vesting on account of employment with the Company, Masco Corporation, MascoTech, Inc. and their subsidiaries. Vesting occurs after five full years of employment. The benefit amounts set forth in the table above have been converted from the Pension Plan's calculated five-year certain and life benefit and are not subject to reduction for social security benefits or for other offsets, except to the extent that pension or equivalent benefits are payable under a Masco Corporation or MascoTech, Inc. plan. Approximate years of credited service for each of the executive officers participating in the Pension Plan are: Mr. Campbell -- 20; Mr. Meyers -- 6; and Mr. DeChants -- 4.

(2) For purposes of determining benefits payable, remuneration is equal to the average of the highest five consecutive January 1 annual base salary rates prior to retirement (including such January 1 annual base salary rates while employed by the Company, Masco Corporation, MascoTech, Inc. or their subsidiaries). The amount of cash compensation in the Summary Compensation Table that can be used for determining benefit accruals under the Pension Plan is limited by federal pension law to $222,220 for 1991, $228,860 for 1992 and $235,840 for 1993.

Under the Company's Supplemental Executive Retirement and Disability Plan, certain officers and other key executives of the Company, or any company in which the Company or a subsidiary owns at least 20 percent of the voting stock, may receive supplemental retirement and disability benefits. Each participant is designated by the Compensation Committee or the Chairman of the Board (and approved by the Compensation Committee in the case of the Company officers) to receive annually upon retirement on or after the age of 65, an amount which, when combined with benefits under the Company's Pension Plan and Profit Sharing Plan (valued as annuities) and any retirement benefits payable by reason of employment by prior employers, equals 60 percent of the average of the participant's highest three years' cash compensation (limited to base salary and regular year-end cash bonus) up to a combined maximum annual payment of $500,000. A participant may also receive supplemental medical benefits. A participant who has been employed at least two years and becomes disabled prior to retirement will receive annually 60 percent of the participant's total annualized cash compensation in the year in which the participant becomes disabled, reduced by benefits payable pursuant to the Company's long-term disability insurance and similar plans. Upon a disabled participant's reaching age 65, such participant receives the annual cash benefits payable upon retirement, as determined above. A surviving spouse will receive reduced benefits upon the participant's death. Participants are required to agree that they will not engage in competitive activities for at least two years after termination of employment, and if employment terminates by reason of retirement or disability, during such longer period as benefits are received under this plan. The executive officers other than Mr. Manoogian participate in this plan.

                               PERFORMANCE GRAPH

Set forth below is a line graph comparing the cumulative total shareholder return on Company Common Stock against the cumulative total return of the S&P 500 Stock Index and the S&P Manufacturing Diversified Index for the period commencing February 14, 1989 (when Company Common Stock was distributed by Masco Corporation to its stockholders as a special dividend at a value of $7.50 per share) and ending December 31, 1993. The graph assumes investment of $100 in Company Common Stock, the S&P 500 Stock Index and the S&P Manufacturing Diversified Index commencing February 14, 1989, and reinvestment of dividends.

      Measurement Period                                          S&P Mfg Di-
    (Fiscal Year Covered)             TMS           S&P 500        versified
14-Feb                                  100.00          100.00          100.00
1989                                    125.00          125.24          108.98
1990                                     86.67          121.34          109.78
1991                                    116.67          158.14          134.52
1992                                    193.67          170.17          145.81
1993                                    327.44          187.25          177.16

The table below sets forth the value as of December 31 of each of the years indicated of a $100 investment made in each of Company Common Stock, the S&P 500 Stock Index and the S&P Manufacturing Diversified Index commencing February 14, 1989, and reinvestment of dividends.

      Measurement Period                                          S&P Mfg Di-
    (Fiscal Year Covered)             TMS           S&P 500        versified
14-Feb                                  100.00          100.00          100.00
1989                                    125.00          125.24          108.98
1990                                     86.67          121.34          109.78
1991                                    116.67          158.14          134.52
1992                                    193.67          170.17          145.81
1993                                    327.44          187.25          177.16

          COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of the Board of Directors consists of Messrs. Gargaro, Morgan and Stern. During 1993, Mr. Gargaro and the law firm in which he was a partner prior to October 1993 performed legal services for Masco Corporation, MascoTech, Inc., certain of their Directors and officers, and the Company. Mr. Gargaro is the Secretary of the Company, although he is not an employee. In October 1993, Mr. Gargaro became an executive officer of Masco Corporation. Richard A. Manoogian, an executive officer of the Company, is a Director of Masco Corporation.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Effective October 1, 1988, the Company acquired various businesses (the "MascoTech businesses") and cash from MascoTech, Inc. in exchange for securities of the Company. In a related transaction, Masco Corporation, which prior to such acquisition had an equity ownership interest in the Company, purchased for cash additional Company Common Stock. The Company became a public corporation in February, 1989 when approximately 28 percent of the then outstanding shares of Company Common Stock was distributed by Masco Corporation to its stockholders as a special dividend. As part of these transactions, the Company entered into certain agreements with Masco Corporation and MascoTech, Inc.

Under a Corporate Services Agreement, Masco Corporation provides the Company and its subsidiaries with use of Masco Corporation's data processing equipment and services, certain research and development services, corporate administrative staff and other support services in return for the Company's payment of an annual base service fee of .8 percent of its consolidated annual net sales, subject to certain adjustments. This agreement also provides for various license rights and the confidential treatment of certain information which may arise from Masco Corporation's performance of research and development services on behalf of the Company. The Company paid Masco Corporation approximately $2.4 million for 1993 under the Corporate Services Agreement, which is terminable by the Company at any time upon at least 90 days notice and by Masco Corporation at the end of any calendar year upon at least 180 days notice.

The Company, Masco Corporation and MascoTech, Inc. have entered into a Corporate Opportunities Agreement to address potential conflicts of interest with respect to future business opportunities. This agreement materially restricts the Company's ability to enter into businesses in which Masco Corporation or MascoTech, Inc. are engaged without the consent of Masco Corporation or MascoTech, Inc. This agreement will continue in effect until at least two years after the termination of the Corporate Services Agreement and thereafter will be renewed automatically for one-year periods, subject to termination by any party at least 90 days prior to any such scheduled renewal date.

Under a Stock Repurchase Agreement, Masco Corporation and MascoTech, Inc. have the right to sell to the Company, at fair market value, shares of Company Common Stock under certain circumstances that would result in an increase in their respective ownership percentage of the then outstanding Company Common Stock. Masco Corporation and MascoTech, Inc. have advised the Company that they intend to exercise their respective rights whenever necessary to prevent their ownership interest in Company Common Stock from equaling or exceeding 20 percent in the case of Masco Corporation and 50 percent in the case of MascoTech, Inc., or if Masco Corporation or MascoTech, Inc. then determines such action to be in its respective best interest.

Under an Assumption and Indemnification Agreement, the Company assumed the liabilities and obligations of the MascoTech businesses, including claims and litigation pending at the time of the acquisition or asserted thereafter based on events which occurred prior to October 1, 1988, but excluding certain income tax and other specified liabilities.

The Company acquired several businesses from Masco Corporation in early 1990 and is obligated to make additional purchase price payments if the combined profitability of such businesses reaches certain levels. As part of the transaction, Masco Corporation agreed to indemnify the Company against certain liabilities of the acquired businesses.

In November 1993, the Company purchased from MascoTech, Inc. Lamons Metal Gasket Co. ("Lamons"), for a purchase price of $60 million plus additional payments contingent upon the future level of profitability of Lamons. The determination of the amount of consideration paid by the Company to MascoTech, Inc. and the terms of the transaction resulted from extensive negotiations between the parties. As part of the transaction, MascoTech agreed to indemnify the Company against certain liabilities of the acquired business. The transaction was reviewed and approved by a committee of the Company's Board of Directors consisting of two unaffiliated Directors, neither of whom is or has been an officer or Director of MascoTech, Inc. or Masco Corporation. In addition, the Company received an opinion from PaineWebber Incorporated that the consideration paid was fair to the Company from a financial point of view.

In December 1993, the Company called for redemption all of its $100 Convertible Participating Preferred Stock, which was held solely by MascoTech, Inc. MascoTech, Inc. exercised its right to convert the Preferred Stock into approximately 7.8 million shares of Company Common Stock.

Subject to certain conditions, and upon request, the Company has agreed to file registration statements under the federal securities laws to permit the sale in public offerings of the Company Common Stock held by Masco Corporation and MascoTech, Inc. In addition, the Company entered into arrangements with Masco Corporation and MascoTech, Inc. pursuant to which it has registered shares of Company Common Stock held by certain executives of Masco Corporation and MascoTech, Inc. under incentive programs established by those companies, and has agreed to register the shares held by Mr. Manoogian under such programs. The Company bears substantially all of the expense of such filings, other than fees and expenses of underwriters and counsel, and provides indemnification against certain liabilities arising from such transactions.

The Company participates with Masco Corporation and MascoTech, Inc. in a number of national purchasing programs, which enable each of them to obtain favorable terms from certain of their service and product suppliers. From time to time, sales of products and services and other transactions may occur among the Company, Masco Corporation and MascoTech, Inc. During 1993, as a result of such sales and transactions, the Company paid approximately $1.5 million to MascoTech, Inc., and Masco Corporation and MascoTech, Inc. paid approximately $2.3 million and $2.4 million, respectively, to the Company. Ownership of securities and various other relationships and incentive arrangements may result in conflicts of interest in the Company's dealings with Masco Corporation, MascoTech, Inc. and others. Masco Corporation is the largest stockholder of MascoTech, Inc. and may be deemed to be a controlling person. Three of the six Directors of the Company are persons affiliated with Masco Corporation and MascoTech, Inc. Mr. Manoogian, who owns 4.9 percent of Company Common Stock and is the Company's Chairman of the Board, is also the Chairman of the Board and Chief Executive Officer of both Masco Corporation and MascoTech, Inc. Messrs. Gargaro and Morgan, who are Directors of the Company, are also Directors of MascoTech, Inc. Mr. Morgan is a Director of Masco Corporation, and Mr. Gargaro is the Secretary of MascoTech, Inc. and a Vice President and Secretary of Masco Corporation. Certain officers and other key employees of the Company receive benefits based upon the value of the common stock of Masco Corporation, MascoTech, Inc. and the Company under incentive compensation plans established by Masco Corporation and MascoTech, Inc. Such benefits include options to purchase and long-term restricted stock incentive awards of common stock of Masco Corporation and MascoTech, Inc. under plans comparable to the Company's plans.

The following table sets forth the number of shares of Masco Corporation and MascoTech, Inc. common stock beneficially owned as of April 1, 1994 by the Company's Directors and executive officers who owned any such shares and by its Directors and executive officers as a group:

                                                         SHARES OF                SHARES OF
                                                        COMMON STOCK           COMMON STOCK OF
                                                    OF MASCO CORPORATION       MASCOTECH, INC.
                        NAME                         BENEFICIALLY OWNED       BENEFICIALLY OWNED
                        ----                        --------------------    ----------------------
    Richard A. Manoogian                                  3,927,398                4,676,626

    Brian P. Campbell                                         4,400                   16,600

    Eugene A. Gargaro, Jr.                                2,334,140                  155,774

    John A. Morgan                                            1,600                   24,000

    All eight Directors and executive officers of
      the Company as a group (excluding
      subsidiary, divisional and group
      executives)                                         4,002,538                4,776,226

Messrs. Amster, Stern, Meyers and DeChants do not own any Masco Corporation or MascoTech, Inc. common stock. Except for Messrs. Manoogian and Gargaro, who own approximately 2.5 percent and 1.5 percent of Masco Corporation common stock, and Mr. Manoogian who owns approximately 7.6 percent of MascoTech, Inc. common stock, no Director of the Company owns one percent or more of Masco Corporation or MascoTech, Inc. common stock. Directors and executive officers of the Company as a group own approximately 2.5 percent of Masco Corporation common stock and approximately 7.8 percent of MascoTech, Inc. common stock. Shares owned by the Directors and executive officers of the Company as a group and by Messrs. Manoogian and Gargaro include in each case 2,265,000 shares of Masco Corporation common stock owned, and 96,774 shares of MascoTech, Inc. common stock which could be acquired upon conversion of convertible debt securities owned, in each case by a charitable foundation of which Messrs. Manoogian and Gargaro are Directors. Shares owned by Mr. Manoogian and by the Directors and executive officers of the Company as a group include in each case 75,200 shares of Masco Corporation common stock and 202,560 shares of MascoTech, Inc. common stock owned by a charitable foundation of which Mr. Manoogian is a Director, and 64,516 shares of MascoTech, Inc. common stock which could be acquired upon conversion of convertible debt securities owned by such foundation. In addition, Mr. Manoogian may be deemed to be the beneficial owner of 200,000 shares of MascoTech, Inc.'s $1.20 Convertible Preferred Stock (1.9 percent of the total issue outstanding) owned by such charitable foundation. Shares owned by Mr. Manoogian include the 161,200 shares of MascoTech, Inc. common stock into which such preferred stock is convertible. Shares owned by Mr. Gargaro and by all Directors and executive officers of the Company as a group include in each case 23,200 shares of Masco Corporation common stock and 2,000 shares of MascoTech, Inc. common stock owned by a charitable foundation, of which Mr. Gargaro is a Director, and 25,530 shares of Masco Corporation common stock and 27,000 shares of MascoTech, Inc. common stock held by trusts, of which Mr. Gargaro is a trustee. The Directors of the foundations and the trustees exercise voting and investment power with respect to the Masco Corporation and MascoTech, Inc. securities owned by the foundations and trusts, but Messrs. Manoogian and Gargaro disclaim beneficial ownership of such securities. Share ownership of Masco Corporation common stock for Mr. Manoogian and for the Directors and executive officers of the Company as a group includes in each case 577,740 shares issuable under stock options of Masco Corporation to the extent such options are exercisable prior to May 31, 1994. Share ownership of MascoTech, Inc. common stock includes for Mr. Manoogian and for the Directors and executive officers of the Company as a group in each case 660,000 shares issuable under stock options of MascoTech, Inc. to the extent such options are exercisable prior to May 31, 1994. Shares are owned with sole voting and investment power, except for shares owned by such foundations and trusts, shares issuable upon the exercise of options, unvested shares of Masco Corporation common stock issued under Masco Corporation's restricted stock incentive plans (61,148 shares for Mr. Manoogian, 2,900 shares for Mr. Campbell, 20,410 shares for Mr. Gargaro and 84,458 shares for all Directors and executive officers of the Company as a group), unvested shares of MascoTech, Inc. common stock issued under Masco Corporation's restricted stock (Industries) incentive plan (195,000 shares for Mr. Manoogian, 15,600 shares for Mr. Campbell and 210,600 shares for all Directors and executive officers of the Company as a group), and unvested shares of MascoTech, Inc. common stock issued under MascoTech, Inc.'s restricted stock incentive plans (19,800 shares both for Mr. Manoogian and for all Directors and executive officers of the Company as a group). Mr. Manoogian may be deemed a controlling person of both Masco Corporation and MascoTech, Inc. by reason of his significant ownership of Masco Corporation and MascoTech, Inc. common stock and his positions as Chairman of the Board and Chief Executive Officer of each company.

                            STOCKHOLDERS' PROPOSALS

Stockholders' proposals intended to be presented at the 1995 Annual Meeting of Stockholders of the Company must be received by the Company at its address stated above by December 9, 1994, to be considered for inclusion in the Company's Proxy Statement and Proxy relating to such meeting.

                            INDEPENDENT ACCOUNTANTS

The firm of Coopers & Lybrand has acted as the Company's independent certified public accounting firm for a number of years and is so acting during the current year. Representatives of Coopers & Lybrand are expected to be present at the meeting, will have the opportunity to make a statement and are expected to be available to respond to appropriate questions.

                                 OTHER MATTERS

The Board of Directors knows of no other matters to be voted upon at the meeting. If any other matters properly come before the meeting, it is the intention of the proxies named in the enclosed Proxy to vote the shares represented thereby with respect to such matters in accordance with their best judgment.

                                            By Order of the Board of Directors

                                            /s/

                                            EUGENE A. GARGARO, JR.
                                            Secretary

                                            Ann Arbor, Michigan
                                            April 8, 1994

                                 [TRIMAS LOGO]

- --------------------------------------------------------------------------------

        PROXY FOR ANNUAL MEETING OF STOCKHOLDERS TO BE HELD MAY 10, 1994
                               TRIMAS CORPORATION
              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

         The undersigned, hereby revoking any Proxy heretofore given, appoints RICHARD A. MANOOGIAN and EUGENE A. GARGARO, JR. and each of them attorneys and proxies for the undersigned, each with full power of substitution, to vote the shares of Company Common Stock registered in the name of the undersigned to the same extent the undersigned would be entitled to vote if then personally present at the Annual Meeting of Stockholders of TriMas Corporation to be held at the Ann Arbor Hilton, 610 Hilton Boulevard, Ann Arbor, Michigan 48108, on Tuesday, May 10, 1994 at 11:00 A.M., Eastern daylight time, and at any adjournment thereof:

         (1) WITH / / or WITHOUT / / authority for the election of the nominees listed below as Class III Directors to hold office until the 1997 Annual Meeting of Stockholders or until their respective successors are elected and qualified:

                   EUGENE A. GARGARO, JR. and HELMUT F. STERN

             (NOTE: AUTHORITY TO VOTE FOR EITHER NOMINEE MAY BE WITHHELD BY
                STRIKING THROUGH THE NAME OF SUCH NOMINEE APPEARING ABOVE.)

         (2) In their discretion upon such other business as may properly come before the meeting.

         The shares represented by this Proxy will be voted in accordance with the specifications above. IF SPECIFICATIONS ARE NOT MADE, THE
     PROXY WILL BE VOTED FOR THE ELECTION OF BOTH NOMINEES.
             (Continued and to be signed and dated on other side.)
- --------------------------------------------------------------------------------

- --------------------------------------------------------------------------------

                            ACCOUNT NO.                                PROXY NO.                                    NO. OF SHARES

                          (Continued from other side.)

         The undersigned hereby acknowledges receipt of the accompanying Notice of Annual Meeting of Stockholders and Proxy Statement.

                                                                               Dated:___________________________, 1994

                                                                               _________________________________ (L.S.)
                                                                                             Signature
                                                                               _________________________________(L.S.)
                                                                                             Signature

- --------------------------------------------------------------------------------